UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ___________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
 ___________________________________
Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HAMILTON LANE INCORPORATED
______________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

_____________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

HAMILTON LANE INCORPORATED

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON SEPTEMBER 4, 2025

Explanatory Note

On July 24, 2025, Hamilton Lane Incorporated (the “Company”) filed its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission and furnished it to stockholders in connection with the solicitation of proxies by the Company’s Board of Directors for use at the 2025 Annual Meeting of Stockholders of the Company to be held on September 4, 2025 (the “Annual Meeting”).

The purpose of this supplement, dated August 27, 2025 (this “Supplement”), is solely to correct certain disclosures on pages 46 through 47 of the Proxy Statement as set forth below under the heading “Changes to the Proxy Statement.” Other than these changes, the Proxy Statement remains unchanged, and this Supplement does not otherwise modify, amend, supplement or affect the Proxy Statement.

From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as amended and supplemented by this Supplement. This Supplement should be read in conjunction with the Proxy Statement and the other proxy materials previously distributed for the Annual Meeting.

Changes to the Proxy Statement

The following disclosure (change marked, with new text bold and underlined and deleted text bold and strikethrough) amends and supplements the information provided in the fourth and fifth paragraphs in the section entitled “Executive Compensation—Potential Payments upon Termination or Change in Control—Equity Awards” beginning on page 46 of the Proxy Statement:

For terminations not in connection with a Change in Control, the consequences vary by type of award and reason for termination. For restricted stock with time-based vesting, a termination of service due to death or disability results in accelerated vesting of unvested awards. A termination of service for cause, as defined in the 2017 Equity Plan or, if applicable, the grantee’s employment agreement, results in a forfeiture of all unvested restricted stock awards and allows our compensation committee to require disgorgement of any profit, gain or other benefit received from prior awards that vested up to 24 months prior to the termination for cause. A termination of service for any other reason results in a forfeiture of awards that are unvested at the time of termination. Therefore, a termination for a reason other than death or disability does not generally result in incremental vesting for grantees. In the past, however, our board of directors has approved the accelerated vesting of awards that would have otherwise been subject to forfeiture upon the departure of an executive. Requests for such accelerated vestings are considered by the board of directors on a case-by-case basis based on the executive's tenure, contributions to the Company and other factors deemed relevant to the board. For Performance Awards, the only other type of award that is currently outstanding, unless otherwise determined by our compensation committee, a termination of service for any reason (other than a termination due to death or disability) prior to the end of the performance period results in a forfeiture of all unvested Performance Awards with respect to such performance period, ~~except as otherwise provided in a grantee’s employment agreement~~ while a termination of service due to death or disability results in accelerated vesting of the full Performance Award (regardless of whether performance conditions have been achieved as of the date of such termination).

Assuming a termination due to death or disability on March 31, 2025, Messrs. Delgado-Moreira, Hirsch and Armbrister and Mses. Kramer and Gavalis ~~would have forfeited their outstanding Performance Awards~~, ~~but each of our named executive officers~~ would have been entitled to accelerated vesting of ~~outstanding~~ all time-based restricted stock awards and Performance Awards. ~~Mr. Carl~~ Accordingly, upon a termination due to death or disability, each of our named executive officers would have realized the same amounts as are set forth in the table above~~, Mr. Hirsch would have realized $7,688,023, Mr. Delgado-Moreira would have realized $6,617,004, Mr. Armbrister would have realized $1,232,920, Ms. Kramer would have realized $2,377,679, and Ms. Gavalis would have realized $630,955~~.